Exhibit 23.2

Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement of Hengguang Holding Co., Limited (the “Company”) on Form F-1 Amendment No. 15 of our report dated November 8, 2024, with respect to our audit of the consolidated financial statements of the Company as of December 31, 2023, and for the year ended December 31, 2023, which appear in such Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” appearing in such Registration Statement.

/s/ KCCW Accountancy Corp.
Diamond Bar, California
September 30, 2025